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Exhibit 11.1

               Wilsons The Leather Experts Inc. and Subsidiaries
                         Computation of Per Share Loss
                For the Thirteen Week Period Ended May 3, 1997
                   (In Thousands, Except Per Share Amounts)

Weighted average number of issued shares outstanding              7,650

Effect of:
     1996 Stock Option Plan                                          92
     Melville Warrant to purchase common stock                    1,260
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Weighted average shares outstanding                               9,002
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Net loss                                                        $(7,263)
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Net loss per common share                                       $  (.81)
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